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                                                                    Exhibit 99.1

               RESTORATION HARDWARE ANNOUNCES THIRD QUARTER SALES

                       Q3 COMPARABLE STORE SALES DOWN 8.8%

                OCTOBER COMPARABLE STORE SALES REBOUND, DOWN 0.8%

CORTE MADERA, Calif. -- (PR NEWSWIRE) -- November 8, 2001--Restoration Hardware, Inc. (NASDAQ: RSTO) today announced net sales for the third quarter ended November 3, 2001 of $76.6 million, a decrease of 5.4% from net sales of $81.0 million for the same period a year ago. Comparable store sales for the third quarter of 2001 decreased 8.8% as compared to the third quarter of the prior year. However, comparable store sales for the 4 weeks ended fiscal October decreased only 0.8% from the same month a year ago, while comparable store sales for the 9 weeks ended fiscal September decreased 13.0% from the same period a year ago. Sales for the direct-to-customer division, which includes catalog and web sales, increased 32.4% in the third quarter of 2001 as compared to the same period of the prior year.

Revenues for the quarter were adversely impacted by the tragic events of September 11th. We have summarized monthly results to add perspective to the quarter.

-   August:        Comparable store sales negative 4.6%.  Continued heavy
                   clearance activity due to the elimination of approximately
                   3,000 unproductive SKU's.

-   September:     Comparable store sales negative 18.4%.  Week of September
                   11th negative 35%.  Continued clearance activity.

-   October:       Comparable store sales negative 0.8%. Sales improved each
                   week as merchandise margins normalized. By the end of October, the company had marked down and sold approximately
                   85% of its 3,000 discontinued SKU's.

Gary Friedman, the Company's Chief Executive Officer stated, "We are very pleased by the improvement we experienced in our October comparable store sales as compared to the first 9 weeks of the third quarter. While the tragic events of September 11 clearly had an impact on our business, we believe that we are well-positioned for the holiday season in terms of our product offerings, in-stock position and marketing plans."

As of November 3, 2001 the Company operated 104 retail stores in 31 states, the District of Columbia and Canada. The Company will not be opening any additional stores in fiscal 2001.
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Restoration Hardware, Inc. is a specialty retailer of home furnishings, functional and decorative hardware and related merchandise that reflects the company's classic and authentic American point of view. Restoration Hardware, Inc. sells its merchandise offering through its retail stores, catalog (800-762-1005) and on-line at www.restorationhardware.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This release may contain forward-looking statements that involve known and unknown risks. Such forward-looking statements include statements as to expectations regarding product offerings, in-stock position and marketing plans, comparable store sales growth, the success of our merchandising and marketing plans, the timing of the completion of our product repositioning, plans to open additional stores, the results of strategic initiatives, the anticipated performance of stores and other statements containing words such as "believes," "anticipates," "estimates," "expects," "may," "intends," and words of similar import or statements of management's opinion. These forward-looking statements and assumptions involve known and unknown risks, uncertainties and other factors that may cause the actual results, market performance or the company's achievements to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Important factors that could cause such differences include, but are not limited to, changes in economic or business conditions in general, changes in product supply, changes in the competitive environment in which the company operates, changes in the company's management information needs, changes in customer needs and expectations and governmental actions, including war and other actions resulting from terrorist activities, and other factors detailed in the company's filings with the Securities and Exchange Commission including its recent filings on Forms 10-K, 10-Q and 8-K, including those described in "Risk Factors," "Factors That May Affect Future Results," "Management's Discussion and Analysis of Financial Condition and Results of Operations" under the caption "Liquidity and Capital Resources" and in "Business" under the caption "Competition." The company undertakes no obligation to update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.


CONTACT:
Restoration Hardware, Inc.
Gary G. Friedman
Chief Executive Officer
(415) 924-1005
(415) 927-7083 Fax